Exhibit 99.1
NEWS RELEASE
For Immediate Release
            August 25, 2021

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects Javier A. Reyes to Board of Directors

Charleston, West Virginia – City Holding Company, the “Company” (NASDAQ: CHCO), has appointed Javier A. Reyes, Ph.D. to its Board of Directors to fill a vacancy created by the retirement of Jay C. Goldman. Dr. Reyes’ appointment is effective immediately and he will stand for election by the shareholders at the next annual meeting scheduled for April 2022. This increases the number of directors of the Company from 12 to 13. The Board of Directors expects to recommend Dr. Reyes as a Class III director, whose terms shall expire at the annual meeting of shareholders in 2023.

Dr. Reyes grew up in Mexico City, Mexico, where earned his bachelor’s degree in Economics at ITESM CEM (Monterrey TEC, campus Estado the Mexico) and moved to the US in 1998 to pursue his Ph.D. in economics at Texas A&M University. Earlier this summer, Dr. Reyes was named Provost and Vice Chancellor for Academic Affairs for the University of Illinois Chicago.

Prior to this new role, Dr. Reyes served as the Milan Puskar Dean of the John Chambers College of Business and Economics at West Virginia University. In addition to overseeing the state’s flagship business college, he worked with WVU and state government agencies to diversify and grow West Virginia’s economy as Vice President for Startup West Virginia.

Dr. Reyes has experience in investment banking and has been a visiting scholar at several international institutions. He has served as grant reviewer for the National Science Foundation and as an invited academic scholar for the International Monetary Fund and the European Bank for Reconstruction and Development. He was a founding member of the inaugural TIAA National Hispanic Advisory Council and continues to serve in its newer form, the TIAA Diversity Advisory Council. He has also served on the national board of directors for the Association for Latino Professionals for America (ALPFA) and the national board of directors for the University Professional and Continuing Education Association.

“We are thrilled to have Dr. Reyes join our Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding. “With his skills and experience in global economic matters and his accomplishments as an award-winning educator, innovative leader in learning technologies and champion for diversity and inclusion, he brings a wealth of knowledge, ideas and proven strategies that will help City meet today’s strategic goals and plan for the future.”

City Holding Company is a $5.9 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 94 branches across West Virginia, Kentucky, Virginia and Ohio.
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